UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-33393	94-3306718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4800 Montgomery Lane, Suite 800, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(240) 497-9024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 20, 2013, we entered into an underwriting agreement with Oppenheimer & Co. Inc., as representative of the several underwriters named in the underwriting agreement, relating to the public offering by us of 4,895,834 units. The units are being sold at a public offering price of $4.80 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.5 of a share of common stock at an exercise price of $6.00 per share. The shares of common stock and warrants are immediately separable and will be issued separately. The underwriters will purchase the units at a price of $4.488 per unit, representing a 6.5% discount from the public offering price. Under the terms of the underwriting agreement, we have granted the underwriters an option for a period of 30 days from the date of the underwriting agreement to purchase up to an additional 734,374 shares of common stock (with an over-allotment price to the underwriters of $4.47865 per share) and/or additional warrants to purchase up to 367,187 shares of common stock (with an over-allotment price to the underwriters of $0.00935 for each warrant) from us to cover over-allotments, if any.

The net proceeds to us are expected to be approximately $21.8 million, assuming no exercise of the underwriters’ over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise the over-allotment option in full, the total net proceeds to us of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $25.1 million. The offering is expected to close on November 25, 2013, subject to the satisfaction of customary closing conditions.

The warrants will be exercisable immediately upon issuance and will expire on the five-year anniversary of issuance. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of our recapitalization, reorganization, merger or consolidation.  Subject to certain exceptions included in the warrants, if at any time while a warrant is outstanding we issue or enter into any agreement or understanding to issue shares of our common stock or securities or rights convertible or exchangeable into shares of our common stock entitling any person to acquire shares of our common stock at a price per share less than $6.00, then the per share exercise price shall be reduced based on a weighted average formula. The warrants will not be listed on The NASDAQ Capital Market or any other securities exchange.

The offering is being made pursuant to a prospectus supplement dated November 20, 2013 and the accompanying prospectus dated February 5, 2013, pursuant to our existing shelf registration statement on Form S-3 (File No. 333-185898), which was filed with the Securities and Exchange Commission on January 4, 2013 and declared effective by the Commission on February 5, 2013.

The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of us and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the offering.

The underwriting agreement is included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about our company. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the underwriting agreement.

A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the legality of the issuance and sale of the shares, the warrants, and the shares issuable upon exercise of the warrants is attached as Exhibit 5.1 hereto. Copies of the underwriting agreement and the form of warrant are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the underwriting agreement and the warrants do not purport to be complete and are qualified in their entirety by reference to such Exhibits.

Item 8.01. Other Events.

Reference is made to the description of the offering in Item 1.01. We, and our officers and directors, agreed in the underwriting agreement, subject to certain exceptions, not to offer and sell any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 45 days following the date of the underwriting agreement, without the written consent of the representative of the several underwriters.

On November 19, 2013 and November 20, 2013, we issued press releases announcing the offering and the pricing of the offering, respectively. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of November 20, 2013, by and between Northwest Biotherapeutics, Inc. and Oppenheimer & Co. Inc. as representative of the several underwriters named therein.

4.1	Form of warrant to be issued to investors pursuant to the Underwriting Agreement referred to in Exhibit 1.1.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1 above).

99.1	Press release of Northwest Biotherapeutics, Inc. issued November 19, 2013.

99.2	Press release of Northwest Biotherapeutics, Inc. issued November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: November 20, 2013	/s/ Linda F. Powers
Linda F. Powers, Chief Executive Officer and Chairman